                                                                     EXHIBIT 1.2


                     CORNERSTONE CORE PROPERTIES REIT, INC.

                     FORM OF PARTICIPATING BROKER AGREEMENT

                     Up to 55,400,000 Shares of Common Stock

Dear Sirs:


      Cornerstone Core Properties REIT, Inc., a Maryland corporation (the "Company"), is registering for public sale a maximum of 55,400,000 shares of its common stock, $0.001 par value per share, (the "Shares"), to be issued and sold for an aggregate maximum purchase price of $438,800,000 (44,400,000 Shares to be offered to the public and 11,000,000 Shares to be offered pursuant to the Company's dividend reinvestment plan ("DRP")). The Shares are to be sold to selected persons or entities acceptable to the Company, upon the terms and subject to the conditions set forth in the enclosed Prospectus.


      Pacific Cornerstone Capital, Incorporated, a California corporation ("Dealer Manager"), has entered into a dealer manager agreement ("Dealer Manager Agreement") with the Company pursuant to which it has agreed to act as dealer manager in connection with the offer and sale of the Shares. Dealer Manager has agreed to use commercially reasonable efforts to find purchasers of Shares both directly and indirectly through a selling group consisting of participating brokers ("Participating Brokers").

      Dealer Manager hereby invites you to become a Participating Broker in connection with the offer and sale of the Shares. By your acceptance hereof, you agree to act in such capacity and to use your best efforts to find purchasers for the Shares in accordance with the terms of the Prospectus and this Agreement.

      Accompanying this Agreement is a copy of the Prospectus. We may also provide you with written, audio or audio-visual material, including an investment summary, audio tape, video tape and internet site ("Supplemental Material") prepared by the Company for use in conjunction with the offer and sale of the Shares. You are not authorized to use any solicitation material other than the Prospectus and Supplemental Material referred to in this paragraph, which material has been furnished by the Company.

      Except as described in the Prospectus or in SECTION 3(d) hereof, the Shares are to be sold for a per Share cash price as follows:

Distribution Channel                        Public Shares              DRP Shares
--------------------                        -------------              ----------
Participating Brokers                         $8.00                      $7.60

Participating Brokers Deferring
Commission                                    $7.52                      $7.14

Fee for Service Investment Advisers           $7.44                      $7.07

      1.    Sale of the Shares.

            A subscription agreement ("Subscription Agreement") must be completed by each person desiring to purchase Shares, or, at your option, by you on behalf of each such person, and returned by you together with any other documents that may be required under state securities laws or by the Company, to the Company at 4590 MacArthur Blvd., Suite 610, Newport Beach, California 92660,
Attention: Terry G. Roussel. You shall ascertain that the Subscription Agreement has been properly completed in full and signed by the prospective purchaser prior to its return.


            All subscription checks shall be made payable to the order of USB ESCROW NO. ____________ FOR CORNERSTONE CORE PROPERTIES REIT, INC. until the Minimum Subscription Date and thereafter all subscription checks shall be made payable to CORNERSTONE CORE PROPERTIES REIT, INC. If you receive a check not conforming to the foregoing instructions, you must return such check directly to the subscriber not later than the end of the next business day following its receipt. Checks conforming to the foregoing instructions shall be transmitted by you for deposit directly to Dealer Manager at 4590 MacArthur Blvd., Suite 610, Newport Beach, California 92660 by the end of the next business day following receipt by you. In the event your final internal supervisory review is conducted at a different location, then checks must be transmitted to your final review office by the end of the next business day following receipt by you and your final review office must in turn, by the end of the next business day following receipt by it, transmit the check for deposit directly to the Dealer Manager.

            Upon receipt of the Subscription Agreement, the Company, will determine promptly (and in any event within ten (10) days after such receipt) whether it wishes to accept the proposed purchaser as a member in the Company, it being understood that the Company reserves the right to reject the tender of any Subscription Agreement and to reject all tenders after the Termination Date, in each case in its sole discretion. Should the Company determine to accept the tender of the Subscription Agreement, the Company will promptly advise you of such action. Should the Company determine to reject the tender, it will promptly notify in writing the prospective purchaser and you of such determination and will promptly return the tendered Subscription Agreement and instruct the Escrow Agent to return the purchase price of the Shares directly to the prospective purchaser if the determination is made on or before the Minimum Subscription Date or the Company will return the purchase price of the Shares directly to the prospective purchaser if the determination is made after the Minimum Subscription Date.

            All payments received prior to the Minimum Subscription Date, except as hereinafter provided, from purchasers of Shares shall be transmitted directly to the Escrow Agent and deposited in an escrow account (the "Escrow Account") with Escrow Agent. Such funds may be temporarily invested in bank savings accounts, bank or money market accounts, bank short-term certificates of deposit of U.S. banks having a net worth of $100 million, or short-term U.S. government issued or guaranteed obligations. Prior to the Minimum Subscription Closing Date, the Company will have no right to obtain any funds from the Escrow Agent. Funds for Shares purchased on or before the Minimum Subscription Date shall be made available to the Company, or its order, by the Escrow Agent, on the Minimum Subscription Closing Date.

            You will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to you by the Company and you will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, the you will comply with the provisions of all applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of
Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the "NASAA Guidelines"). Nothing contained in this Section 1 shall be construed to impose upon the Company the responsibility of assuring that prospective purchasers meet the suitability standards contained in the Prospectus and the Subscription Agreement or to relieve you of the responsibility of complying with the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD").

      2.    Termination Date and Minimum Subscription Closing Date.

            As used herein, the term "Termination Date" shall mean the earliest to occur of (i) the date upon which subscriptions for the maximum number of Shares offered have been accepted by the Company which date the Company shall designate by notice to Dealer Manager in writing; or (ii) ______________, 2007. The Company may terminate the offering of Shares at any time for any reason by written notice to the Dealer Manager at least two (2) business days prior to the date of termination.


            As used herein, the term "Minimum Subscription Date" shall mean the earlier of the date on which the Company shall mail or otherwise furnish to Dealer Manager notification that subscriptions and payments for an aggregate of at least $1,000,000 in Shares have been received and accepted by the Company and deposited with the Escrow Agent. In the event that subscriptions and payments for an aggregate of at least $1,000,000 in Shares shall not have been received and accepted by the Company on or prior to ________________, 2006, subject to
Section 10, this Agreement will terminate and the Company shall not have any further obligation or liability hereunder to you. In the event of such termination, all purchase payments deposited with the Escrow Agent shall be returned to the subscribers and no selling commissions (as described below) will be payable.

      3.    Obligations and Compensation of Participating Broker.

            (a) The Dealer Manager hereby appoints you as a distributor during the Offering Period (as defined in Section 3(b)) for the purpose of finding, on a best efforts basis, purchasers for the Shares for cash. You hereby accepts such agency and distributorship and agrees to use its best efforts to find purchasers for the Shares on said terms and conditions, commencing as soon as practicable.

            (b) The "Offering Period" shall mean that period during which Shares may be offered for sale, commencing on the date the registration was filed with the SEC, during which period offers and sales of the Shares shall occur continuously unless and until the Offering is terminated as provided herein, except that you shall suspend or terminate offering of the Shares upon request of the Company or the Dealer Manager at any time and shall resume offering the Shares upon subsequent request of the Company or the Dealer Manager. The Offering Period shall in all events terminate upon the sale of all of the Shares. Upon termination of the Offering Period, your agency and this Agreement shall terminate without obligation on your part or the part of the Dealer Manager or the Company except as set forth in this Agreement.

            (d) Except as may be provided in the "Plan of Distribution" section of the Prospectus, as compensation for the services rendered by you, the Dealer Manager agrees that it will pay to you selling commissions plus a marketing allowance as follows:

             Selling Commissions
             -------------------
Public Shares             DRP Shares
-------------             ----------
____%                       5.0%

         Marketing Allowance
         -------------------
Public Shares             DRP Shares
-------------             ----------
____%                       0.0%

            The Dealer Manager will also reimburse you for its reimbursement of your bona fide due diligence expenses in the amount of up to 0.5% of the gross offering proceeds attributable to your sales of Shares to the public but not sales of Shares pursuant to the dividend reinvestment plan.

            If you and the investor agree, the selling commissions can be paid on a deferred basis for Shares sold in the primary offering or pursuant to the DRP. In these instances, the Company will sell the Shares at a reduced price as set forth above and the Dealer Manager will pay you a correspondingly reduced sales commission at the time of sale. The balance of the normal commission would be paid by the Company to the Dealer Manager and by the Dealer Manager to you over six years for Shares sold in the primary offering, or four years for Shares sold in the DRP, out of the dividends or other distributions that are declared and paid with respect to the reduced-priced shares sold through you. The amount by which by the investor's dividends are reduced in these cases would be paid by the Company as deferred commissions to the Dealer Manager and by the Dealer Manager to you.

            As an example, investors electing the deferred commission option for Shares purchased in the primary offering will pay, on the date of purchase, $7.52 per Share (which includes a commission of $0.08 per Share). For a period of six years following the date of purchase, an additional $0.08 per Share will be deducted annually from dividends or other cash distributions otherwise payable to the investor and will be used to pay deferred commissions. The net proceeds to the Company will not be affected by the election of the deferred commission option. Under this arrangement, an investor electing the deferred commission option will pay a 1% commission upon subscription, rather than a 7% commission, and an amount equal to a 1% commission per year thereafter for the next six years, or longer if required to satisfy outstanding deferred commission obligations, will be deducted from dividends or other cash distributions otherwise payable to such stockholder. The Company may also use other deferred commission structures, but the Company will not pay total commissions in excess of 7% of the offering price of the Shares.

            If at any time prior to the satisfaction of the Company's remaining deferred commission obligations, the Company decides to list its common stock for trading on national securities exchange, the Nasdaq

National Market or other over-the-counter market, or the Company begins a liquidation of its properties, the Company may accelerate the remaining commissions due under the deferred commission option. To the extent that the distributions prior to listing are insufficient to satisfy the remaining commissions due, the obligations of the Company and the investor to pay any further deferred commissions will terminate, and the Dealer Manager and you will not be entitled to receive any further portion of their deferred commissions following listing of the Company's common stock.

            The 5.0% commission payable on shares sold under the Company's Dividend Reinvestment Plan ("DRP") shall be payable until such time that the Company ceases offering Shares under the DRP on such terms. At such time, the commission payable on sales made under the DRP shall be that contemplated pursuant to any new commission structure for the sale of shares under the DRP. Stockholders purchasing through advisers affiliated with a dealer, through advisers not affiliated with a dealer, or through banks acting as trustees or fiduciaries are referred to in this agreement as "Adviser Affiliated Stockholders").


            In no event will any commissions or fees be advanced until funds in respect of subscriptions for an aggregate of at least $1,000,000 in Shares sold in the primary offering, acceptable to the Company, have been received by the Company and payment for such Shares has been deposited in the Escrow Account and classified as "cleared funds" by the Escrow Agent.


            (e) You will not represent or imply that U.S. Bank, N.A., as the escrow agent identified in the Prospectus, has investigated the desirability or advisability of investment in the Company or has approved, endorsed or passed upon the merits of the Shares or the Company, nor will you use the name of said escrow agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that it has agreed to serve as escrow agent.

            (f) Notwithstanding anything else herein to the contrary, you agrees that it will not sell any Shares through the DRP to any Adviser Affiliated Stockholder while such stockholder may still purchase Shares in the primary offering for a price less than the price available under the DRP. After the primary offering closes, or if at any time the shares offered under the DRP are offered at a price per share less than that offered pursuant to this agreement to Adviser Affiliated Stockholders, you may sell Shares through the DRP to an Adviser Affiliated Shareholder at the then applicable DRP purchase price.

      4. Representations, Warranties and Covenants of Participating Broker. You represent and warrant to and covenant to the Dealer Manager and the Company that:

            (a) You are a member of the National Association of Securities Dealers, Inc. (the "NASD") in good standing and a broker-dealer registered as such under the Exchange Act and under the securities laws of the states in which the Shares are to be offered and sold. You and your employees and representatives have all required licenses and registrations to act under this Agreement.

            (b) You have full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, and you have duly authorized, executed and delivered this Agreement.

            (c) This Agreement is a valid, legal, and binding agreement of yours enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

            (d) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms of this Agreement by you will not conflict with or constitute a default or violation under any charter, by-law, contract, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over you, except to the extent that the enforceability of the indemnity and contribution provisions contained in SECTION 6 of this Agreement may be limited under applicable securities laws.

            (e) No consent, approval, authorization or other order of any governmental authority is required in connection with the execution, delivery or performance by you of this Agreement.

            (f) You have not violated any of the "bad boy" disqualification provisions contained in the securities or "blue sky" laws of any jurisdiction in which the Shares may be offered.

            (g) It will not make any written or oral statement with respect to the Company or the offering of Shares that is materially inconsistent with the statements in the Prospectus or Supplemental Material.

            (h) You will periodically notify the Dealer Manager of the jurisdictions in which the Shares are being, or will be, offered by it, and will periodically notify the Dealer Manager of the status of the offering conducted pursuant to this Agreement.

            (i) You will cease making offers and soliciting subscriptions for Shares if so requested by the Dealer Manager in order to comply with applicable federal and state securities laws, and will forward to offerees for execution and delivery such additional documents and instruments as the Dealer Manager may reasonably require.

            (j) You will: (i) maintain all representation letters, questionnaires and other materials utilized by you to ascertain the satisfaction of the above criteria by offerees and investors, for a period of at least six years from the date of the offering is completed; and (ii) make such material available to the Dealer Manager upon its request.

            (k) Before, during or after the offering, except with the prior written consent of the Dealer Manager and except for internal-use only purposes or for the delivery to its advisors, it has not duplicated and will not duplicate any of the Supplemental Material or other similar selling documentation furnished to it by the Dealer Manager or the Company.

            (l) It has not paid or awarded, and will not pay or award, directly or indirectly, any commission or other compensation to any person engaged to render investment advice to a potential subscriber as an inducement to advise the purchase of the Shares, except as such commissions or other compensation may be paid or awarded to it or reallowed by it in connection with the sale of the Shares as described in the Prospectus.

            (m) All training and education meetings held by the Participating Broker will be in compliance with Rule 2710(i)(2) of the NASD Conduct Rules.

            (n) All sales incentive and bonus programs designed by the Participating Broker for its registered representatives will comply with the NASD Conduct Rules.

            (o) Participating Broker has established and will maintain a customer identification program which requires Participating Broker to (i) verify the identify of any person seeking to purchase the Shares through Participating Broker to the extent reasonable and practicable, (ii) maintain records of the information used to verify the person's identity and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to brokers or dealers by any government agency, in all accordance with the requirements of 31 C.F.R.
Section 103.122.

            (p) Participating Broker has established and will maintain an anti-money laundering compliance program in accordance with requirements of the Bank Secrecy Act and the Money Laundering Abatement and Anti-Terrorist Financing Act of 1002 and in accordance with the guidance provided by Special NASD Notice to Members 02-21.

      5.    Agreements of Participating Broker.

            (a) You covenant and agree to comply with any applicable requirements of the Act, and of the 1934 Act, and the published rules and regulations thereunder, and the Conduct Rules of the NASD and, in particular, the Conduct Rules which require you (i) to recommend the purchase of Shares only when you have reasonable grounds to believe that the investment is suitable for the investor, and that the investor is in a financial position to sustain the risks inherent in the investment including loss of investment and lack of liquidity, (ii) to maintain certain files concerning the basis for your determination of the suitability of the investor, (iii) to determine the adequacy and accuracy of the disclosure in the Prospectus, and (iv) to inform the prospective investor of all pertinent facts relating to the liquidity and marketability of the investment during the term of the investment. You also agree not to deliver the Supplemental Material to any person unless the Supplemental Material is accompanied or preceded by the Prospectus.

            (b) You will not give any information or make any representation in connection with the offering of the Shares other than those contained in the Prospectus and Supplemental Material furnished by the Company. You agrees not to publish, circulate or otherwise use any other advertisement or solicitation material. You are not authorized to act as agent of the Company or the Dealer Manager in any connection or transaction, and you agree not to act as such agent and not to purport to do so without the prior written approval of the Company and the Dealer Manager. You agree that if and when the Company or the Dealer Manager supplies you with copies of any supplement to the Prospectus, you will affix such copies of such supplement to copies of the Prospectus already in your possession, and that thereafter you will only distribute Prospectuses containing such supplement and that you will accept subscriptions only from investors who have received a copy of the Prospectus containing such supplement. You further agree to comply with all instructions from the Company or the Dealer Manager concerning the destruction of out-dated Prospectuses and the use of supplemented or amended Prospectuses.

            (c) You agree to solicit purchases of Shares only in the States and other jurisdictions in which the Company indicates that such solicitation can be made and in which you have determined that such solicitation can be made by you and in which you are is qualified to so act.

            (d) You will not sell the Shares pursuant to this Agreement unless the Prospectus is furnished to the purchaser at least five (5) business days prior to the execution of the Subscription Agreement and Power of Attorney, or is sent to such person under circumstances that it would be received by him five
(5) business days prior to his execution of the Subscription Agreement and Power of Attorney.

            (e) You will use reasonable efforts to select investors who you reasonably believe meet the investor suitability requirements which are set forth in the Prospectus and Subscription Agreement (Exhibit "A" to the Prospectus) and such additional individual state requirements as are specified in the Subscription Agreement and which are confirmed by the investors by payment of the purchase price for the Shares including that each investor be of legal age in the state of his or her residence. You will, for a period of six years, maintain in your files a copy of the Subscription Agreement for each investor for whom you acts as Participating Broker.

            (f) To the extent that information is provided to you marked "For Broker-Dealer Use Only," you covenant and agree not to provide such information to prospective investors.

         6.       Indemnification.

            (a) The Company will indemnify and hold harmless you and the other Participating Brokers and (to the extent permitted by the Company's charter) the Dealer Manager, their officers and directors and each person, if any, who controls such Participating Broker or Dealer Manager within the meaning of
Section 15 of the Securities Act (the "Indemnified Persons") from and against any losses, claims, damages or liabilities ("Losses"), joint or several, to which such Indemnified Persons may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained (x) in the Registration Statement or any post-effective amendment thereto or in the Prospectus or (y) in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a "Blue Sky Application"), or (ii) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, if used prior to the effective date of the Registration Statement, or in the Prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person, in connection with investigating or defending such Loss. Notwithstanding the foregoing provisions of this Section 6(a), the Company will not be liable in any such case to the extent that any such Loss or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished (i) to the Company by the Dealer Manager or (ii) to the Company or the Dealer Manager by or on behalf of any Participating Broker specifically for use in the preparation of the Registration Statement or any such post-effective amendment thereto, any such Blue Sky Application or any such Preliminary Prospectus or the Prospectus, and, further, the Company will not be liable in any such case if it is determined that such Participating Broker or the Dealer Manager was at fault in connection with the Loss, expense or action. Notwithstanding foregoing, the Company shall not indemnify or hold harmless an Indemnified Person for any Losses or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnified Person, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnified Person and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnified Person and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

            (b) The Dealer Manager has agreed to indemnify and hold harmless the Company, each director of the Company (including any person named in the Registration Statement, with his consent, as about to become a director), each other person who has signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act (each a "Company Indemnitee"), from and against any Losses to which any of the Company Indemnitees may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement of a material fact contained (x) in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto or (y) any Blue Sky Application, or (ii) the omission to state in the

Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, if used prior to the effective date of the Registration Statement, or in the Prospectus or the omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading, in the case of each of clauses (i)-(iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement or any such post-effective amendments thereto or any such Blue Sky Application or any such Preliminary Prospectus or the Prospectus,
(iv) any unauthorized use of sales materials or use of unauthorized verbal representations or use of "For Broker-Dealer Use Only" materials with members of the public concerning the Shares by the Dealer Manager; (v) any material violation of this Agreement; (vi) any failure to comply with applicable laws governing money laundering abatement and anti-terrorism financing efforts, including applicable NASD Rules, SEC Rules and the USA PATRIOT Act of 2001; or
(vii) any other failure to comply with applicable NASD or SEC Rules. The Dealer Manager has agreed to reimburse the aforesaid parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending such Loss, expense or action. This indemnity agreement of the Dealer Manager is in addition to any liability that the Dealer Manager may otherwise have.



            (c) You and each other Participating Broker severally will indemnify and hold harmless the Company, the Dealer Manager, each of their directors (including any person named in the Registration Statement, with his consent, as about to become a director), each other person who has signed the Registration Statement and each person, if any, who controls the Company and the Dealer Manager within the meaning of Section 15 of the Securities Act (each, a "Participating Broker Indemnified Person") from and against any Losses to which a Participating Broker Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained (x) in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto or (y) in any Blue Sky Application, or (ii) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, if used prior to the effective date of the Registration Statement, or in the Prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of each of clauses (i)-(iii) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of such Participating Broker specifically for use with reference to such Participating Broker in the preparation of the Registration Statement or any such post-effective amendments thereto or any such Blue Sky Application or any such Preliminary Prospectus, (iv) any unauthorized use of sales materials or use of unauthorized verbal representations or use of "For Broker-Dealer Use Only" materials with members of the public concerning the Shares by such Participating Broker or Participating Broker's representatives or agents in violation of
Section 5 of this Agreement or otherwise; (v) any material violation of this Agreement; (vi) any failure to comply with applicable laws governing money laundering abatement and anti-terrorism financing efforts, including applicable NASD Rules, SEC Rules and the USA PATRIOT Act of 2001; or (vii) any other failure to comply with applicable NASD or SEC Rules. Each such Participating Broker will reimburse each Participating Broker Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss, expense or action. This indemnity agreement will be in addition to any liability that such Participating Broker may otherwise have.


            (d) Promptly after receipt by an indemnified party under this
Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6, notify in writing the indemnifying party of the commencement thereof. The failure of an indemnified party so to notify the indemnifying party will relieve the indemnifying party from any liability under this Section 6 as to the particular item for which indemnification is then being sought, but not from any other liability that it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 6(e) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party. Any indemnified party shall not be bound to perform or refrain from performing any act pursuant to the terms of any settlement of any claim or action effected without the consent of such indemnified party.

            (e) The indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

            (f) If the indemnity agreements contained in this Section 6 are for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Losses or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Losses and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Dealer Manager or Participating Broker on the other hand from the offering of the Shares in question or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) but also the relative fault of the Company on the one hand and of the Dealer Manager or Participating Broker on the other hand in connection with the statements or omissions which resulted in such Losses or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Dealer Manager or Participating Broker on the other hand in connection with the Offering shall be deemed to be in the same respective proportions as the total net proceeds from the Offering (before deducting expenses) received by the Company and the total selling commission and any dealer manager fee actually received by the Dealer Manager or Participating Broker, in each case as set forth on the cover of the Prospectus, bear to the aggregate public offering price of the Shares as set forth on such cover. The relative fault of the Company on the one hand and the Dealer Manager or Participating Broker on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Dealer Manager or Participating Broker and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. It is understood that it would not be just and equitable if contribution pursuant to this Section 6(f) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 6(f). The aggregate amount of Losses and expenses incurred by an indemnified party and referred to above in this Section 6(f) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding the provisions of this Section 6(f), the Dealer Manager or Participating Broker shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares sold by it exceeds the amount of any damages that such Dealer Manager or Participating Broker has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6(f), each director of the Company, each other person who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company, and each person, if any, who controls the Dealer Manager or any Participating Broker within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such Dealer Manager or Participating Broker.

      7.    Effective Date and Termination.

            This Agreement shall become effective upon its execution and delivery by Dealer Manager, the Company and you.

            Until the Minimum Subscription Closing Date, this Agreement may be terminated by you or Dealer Manager at your or its option by giving written notice to the other and the Company if: (a) the Company shall have become a defendant in any litigation which, in Dealer Manager's or your opinion, may reasonably be expected to result in a judgment having materially adverse consequences for the Company or there shall have been, since the respective dates as of which information is given in the Registration Statement or the Prospectus, any material adverse change in the condition, financial or otherwise, of the Company, which change in Dealer Manager's or your judgment shall render it inadvisable to proceed with the delivery of the Shares, or (b) there shall have been any important change in market levels, major catastrophe, substantial change in national, international or world affairs, national calamity, postal strike, act of God, or other event or occurrence which, in Dealer Manager's or your judgment, will materially disrupt the financial markets of the United States, or (c) trading in securities generally on the New York Stock Exchange shall have been suspended or minimum prices shall have been established on such Exchange by the Commission or by such Exchange, or (d) a general banking moratorium shall have been declared by federal or state authorities, or (e) the Company has terminated the offering of Shares as provided in Section 2 hereof, or (f) the Company is in breach of this Agreement or the Dealer Manager Agreement and has failed to cure such breach within 30 days notice from you or Dealer Manager to the Company of such breach.

            Following the Minimum Subscription Closing Date, this Agreement may be terminated by you or Dealer Manager at your or its option by giving written notice to the other and the Company. In any case, this Agreement will terminate at the close of business on the Termination Date; provided, however, that all fees payable to you under the terms and conditions hereof shall be paid when due although this Agreement shall have theretofore been terminated.

            Except as otherwise provided in Section 8, any termination of this Agreement pursuant to this Paragraph 7 shall be without liability of Dealer Manager and the Company to you and without liability on your part to Dealer Manager or the Company, except with respect to compensation earned for accepted subscriptions.

      8.    Survival of Indemnities, Warranties and Representations.

            Your indemnity agreements contained in Section 6 hereof shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of you, Dealer Manager, the Company, or any controlling person thereof, and shall survive the delivery of and payment for the Shares, and any successor of the Company, the Dealer Manager or of any such controlling person or any legal representative of any such controlling person, as the case may be, shall be entitled to the benefit of your indemnity agreements.

      9.    Notices.

            Except as otherwise provided in this Agreement, (a) whenever notice is required by the provisions of this Agreement or otherwise to be given to the Company, or the Managing Member, such notice shall be in writing addressed to the Company or the Managing Member at 4590 MacArthur Boulevard, Suite 610, Newport Beach, California 92660, Attention: Terry G. Roussel, (b) whenever notice is required by the provisions of this Agreement or otherwise to be given to Dealer Manager, such notice shall be in writing addressed to Dealer Manager at 4590 MacArthur Blvd., Suite 610, Newport Beach, California 92660, and (c) whenever notice is required by the provisions of this Agreement or otherwise to be given to you, at the address set forth on the last page of this Agreement. Any notice referred to herein may be given in writing or by facsimile or telephone and if by telephone shall be immediately confirmed in writing. Notice (unless actual) shall be effective upon mailing or facsimile transmission with confirmation of receipt, as the case may be.

      10.   Persons Entitled To Benefit of Agreement.

            Except as provided in the next sentence, this Agreement is made solely for the benefit of you, the other Participating Brokers, Dealer Manager, the Company or controlling persons thereof, and their respective successors and assigns, and no other person shall acquire or have any right by virtue of this Agreement, and the term "successors and assigns," as used in this Agreement, shall not include any purchaser, as such purchaser, of any of the Shares. The agreements of the Company specified in Section 6(a) are also made for the benefit of the purchasers of the Shares and such purchasers and their successors and assigns shall be entitled to the indemnification therein provided.

      11.   Not a Separate Entity.

            Nothing contained herein shall constitute you, Dealer Manager or the other Participating Brokers, or any of them, as an association, partnership, unincorporated business or other separate entity.

            Please confirm your agreement to become a Participating Broker under the terms and conditions herein set forth by signing and returning the enclosed duplicate copy of this Agreement at once to Dealer Manager at 4590 MacArthur Blvd., Suite 610, Newport Beach, California 92660.

                                          Very truly yours,

                                          PACIFIC CORNERSTONE CAPITAL,
                                          INCORPORATED, a California corporation


                                          By:
                                             -----------------------------------
                                                  Terry G. Roussel, President


AGREED AND ACCEPTED:

[NAME OF PARTICIPATING BROKER]
[ADDRESS OF PARTICIPATING BROKER]


By:
   -------------------------------------------

Dated___________, 200__


CORNERSTONE CORE PROPERTIES REIT, INC.
a Maryland corporation


By:
   -------------------------------------------
         Terry G. Roussel, President